For Immediate Release

Patrick Industries Announces Closing of Rights Offering

ELKHART, Ind., June 26, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) today announced the completion of its previously announced rights offering. The Company sold 1,038,131 shares of its common stock to existing shareholders through the exercise of rights at a subscription price of $7.00 per share, for an aggregate purchase price of $7,266,917, including 895,005 shares to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”). Tontine also purchased from the Company, pursuant to commitments under the previously announced Standby Purchase Agreement, dated March 10, 2008, as amended, an additional 811,869 shares that were not subscribed for in the rights offering by other shareholders for an aggregate purchase price of $5,683,083. The rights offering subscription period expired on June 20, 2008.

In total, the rights offering and standby purchase generated aggregate gross proceeds of $12,950,000. The Company will use the net proceeds to (i) prepay approximately $7.1 million in principal that remains outstanding on the Company’s Senior Subordinated Promissory Notes owed to Tontine, (ii) pay related accrued interest, and (iii) reduce borrowings under its senior secured credit facility.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial sectors and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, and aluminum extrusions. Patrick also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products. In May 2007, Patrick acquired Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Patrick does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Patrick’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com